KAYNE ANDERSON MIDSTREAM INVESTMENT COMPANY

ARTICLES OF AMENDMENT

          Kayne Anderson Midstream Investment Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to Kayne Anderson MLP Investment Company.

          SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

          THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 11th day of August, 2004.

ATTEST:	KAYNE ANDERSON MIDSTREAM INVESTMENT COMPANY
By: /s/ DAVID SHLADOVSKY David Shladovsky Secretary	By: /s/ KEVIN MCCARTHY Kevin McCarthy President